Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Innodata Inc. (“Innodata”) and O’Neil Nalavadi (together with his heirs, executors, administrators, successors, and assigns collectively referred to throughout this Separation Agreement and General Release as “Employee”) (and Innodata and Employee together known herein as the “Parties”), agree that:

1. Last Day of Employment. Employee’s last day of employment with Innodata was December 1, 2017 (“Separation Date”).

2. Consideration. In consideration for signing and not revoking this Separation Agreement and General Release (“Agreement”) and complying with its terms, Innodata agrees:

(a) to pay Employee twelve (12) months of base salary at Employee’s normal rate of pay of $23,333.34/ month, less lawful deductions, payable as follows: $11,666.67, less lawful deductions, payable on successive regularly scheduled payroll dates commencing with the first regularly scheduled payroll date occurring at least fifteen (15) days after Innodata’s receipt of the executed Agreement. Innodata’s current payroll cycle is twice per month: on or about the 15th or 30th of each month. Provided, however, that in the event such sixty (60) day period spans more than one tax year, payments shall commence in the new tax year.

(b) to pay the cost of the premium of COBRA, beginning on the Separation Date and ending on November 30, 2018, provided that Employee shall have properly and timely elected to continue medical, dental and vision coverage under Innodata’s health insurance plans in accordance with the continuation requirements of COBRA. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period at Employee’s own expense.

(c) to pay up to an aggregate not to exceed amount of $5,000 of expenses in connection with the relocation of Employee from New Jersey to California, including, without limitation, for the cost of airfare and shipment of personal effects.

3. Group Termination Program. I further understand that individuals have been selected for this group termination program based on business factors believed to lead to a more efficient continuation of Innodata’s business. I acknowledge receipt of Exhibit A to this Separation Agreement, which lists the job titles and ages of those employees who have been selected and who have not been selected for termination as part of this Q3 2017 group reduction in force.

4. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and Employee’s fulfillment of the promises contained herein that apply to Employee.

5. General Release, Claims Not Released and Related Provisions

a. General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Innodata, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former partners, affiliates, members, owners, agents, officers, directors, employees, attorneys thereof, both individually and in their corporate capacities, and their employee benefit plans, programs and arrangements and their administrators, functionaries and fiduciaries (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including but not limited to, arising out of or related to Employee’s employment or the termination of Employee’s employment with Innodata, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Family and Medical Leave Act; The Equal Pay Act; The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Credit Reporting Act; The Genetic Information Nondiscrimination Act of 2008; Sarbanes-Oxley Act of 2002; New Jersey Law Against Discrimination; New Jersey Civil Rights Act; New Jersey State Wage and Hour Law; New Jersey Genetic Privacy Act; New Jersey Smokers’ Rights Law; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New Jersey Family Leave Act; New Jersey Equal Pay Act;   Millville Dallas Airmotive Plant Job Loss Notification Act; New Jersey Conscientious Employee Protection Act (Whistleblower Protection); The New Jersey Public Employees’ Occupational Safety and Health Act; New Jersey Fair Credit Reporting Act; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; California Family Rights Act – Cal. Gov’t Code § 12945.2 et seq., as amended; California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq., as amended; California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq., as amended; California Sexual Orientation Bias Law – Cal. Lab. Code § 1101 et seq., as amended; Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq., as amended; California Confidentiality of Medical Information – Cal. Civ. Code § 56 et seq., as amended; California Smokers’ Rights Law – Cal. Lab. Code § 96, as amended; California Parental Leave Law – Cal. Lab. Code § 230.7 et seq., as amended; California Apprenticeship Program Bias Law – Cal. Lab. Code § 3070 et seq., as amended; California Wage Payment Act, as amended, and Cal. Lab. Code, as amended; California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq., as amended; California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c), as amended; California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394 et seq., as amended; Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233, as amended; California Parental Leave for School Visits Law – Cal. Lab. Code § 230.7 et seq., as amended; Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435 et seq., as amended; The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder; California Consumer Reports: Discrimination Law – Cal. Civ. Code § 1786.10 et seq., as amended; California Political Activities of Employees Act – Cal. Lab. Code § 1101 et seq., as amended; California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code §230.1, as amended; California Voting Leave Law – Cal. Elec. Code § 14350 et seq., as amended; California Court Leave Law – Cal. Lab. Code § 230, as amended; California Labor Code sections 132a and 4553;Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq., as amended; San Francisco AIDS-Based Discrimination Ordinance, §3801 et seq.; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b. Claims Not Released. The scope of this release does not apply to any claims for indemnification of Employee’s reasonable expenses incurred for Employer under California Labor Code § 2802.  Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under Innodata’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement or the letter agreement dated May 9, 2016; and/or (e) challenge the validity of this Agreement.

c. Waiver of Civil Code Section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims.  Employee warrants Employee has read this Agreement, including this waiver of California Civil Code section 1542, and that Employee has consulted with or had the opportunity to consult with counsel of Employee’s choosing about this Agreement and specifically about the waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement.  Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.

d. Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

e. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Innodata or any other Releasee identified in this Agreement is a party.

6. Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, and is not presently a party to, any claim, charge, action or other legal proceeding against Releasees in any forum or form as of the date of execution of this Agreement.

Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee affirms that Employee has returned all of Innodata’s property, documents, and/or confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Innodata’s premises and that Innodata is not in possession of any of Employee’s property. Employee affirms that Employee has not divulged any proprietary or confidential information of Innodata, its affiliates, subsidiaries or clients and will continue to maintain the confidentiality of such information consistent with Innodata’s policies and Employee’s agreement(s) with Innodata and/or common law. Employee further affirms that Employee has provided Innodata with a list of all user names and passwords used by Employee in connection with Employee performing services for Innodata.

Employee further affirms that (i) Employee has not been retaliated against for reporting any allegations of wrongdoing by Innodata, its officers, or any other Releasee identified in this Agreement, including any allegations of corporate fraud; and (ii) to Employee’s knowledge Employee is not presently aware of any wrongdoing or alleged wrongdoing by Innodata, its officers, or any other Releasee identified in this Agreement, including with respect to corporate fraud.

Employee affirms that all of Innodata’s decisions regarding Employee's pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7. Non-Disparagement.

Employee agrees not to defame, disparage, demean, criticize, or make any negative statements regarding, Innodata, its affiliates, subsidiaries and their respective current and former officers, directors and members, to the fullest extent permitted by applicable law, provided that nothing contained herein shall prevent Employee from providing truthful information about Innodata in connection with any legal proceeding or to the extent compelled to do so by law.

Innodata’s officers and directors agree not to defame, disparage, demean, criticize, or make any negative statements regarding Employee to the fullest extent permitted by applicable law, provided that nothing contained herein shall prevent Innodata’s officers and directors from providing truthful information about Employee in connection with any legal proceeding or to the extent compelled to do so by law.

Innodata agrees to provide Employee with a standard reference letter within five (5) business days of Employee requesting the reference letter.

8. Limited Disclosure. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.

9. Non-Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee’s Separation Date without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

12. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for paragraphs 8-13 of the Employment Agreement between Employee and Innodata signed by Employee on October 11, 2009 (the “Employment Agreement”). Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. By signing this Agreement, Employee reaffirms his continuing obligations under the Employment Agreement, including, without limitation, Employee’s obligations of non-solicitation of Innodata customers and employees, and Employee’s obligations of confidentiality and non-disclosure.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MARCIA NOVERO, DIRECTOR OF HUMAN RESOURCES AT INNODATA INC., 55 CHALLENGER ROAD, SUITE 202, RIDGEFIELD PARK, NEW JERSEY 07660, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO MARCIA NOVERO, OR TO HER DESIGNEE, OR BE MAILED TO INNODATA INC. 55 CHALLENGER ROAD, SUITE 202, RIDGEFIELD PARK, NEW JERSEY 07660 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY RECOGNIZED IN THE STATE IN WHICH EMPLOYEE LAST WORKED, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY THAT IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Employee		Innodata Inc.

By:	/s/ O’Neil Nalavadi	By:	/s/ Marcia Novero
	O’Neil Nalavadi		Marcia Novero
Director of Human Resources

Date:	January 17, 2018	Date:	1/17/18

Exhibit A

Q3 2017 Group Reduction in Force

Title	Age	Selected	Not Selected
Chairman & CEO	56		x
General Counsel	53		x
Client Partner	56		x
Scanning Supervisor	56		x
Corporate Controller	54		x
Account Executive	48		x
Scanning Operator	53	x
SVP, Digital Data Solutions	56	x
Director, Finance	42		x
SVP, Product Innovation	67		x
Senior Technology Developer	52		x
Systems Manager	53		x
Client Partner	57		x
Account Executive	68		x
Chief Financial Officer	57	x
Director, Human Resources	43		x
Executive Assistant	46		x

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